NEWS RELEASE

RAMBUS APPOINTS TOM FISHER TO ITS BOARD OF DIRECTORS

Oracle executive brings extensive experience in developing cloud-based products and services

SUNNYVALE, Calif. – January 22, 2015 – Rambus Inc. (NASDAQ: RMBS) today announced the appointment of Mr. Ellis Thomas Fisher as a director to its Board, effective immediately. Mr. Fisher is an industry veteran with extensive experience in cloud computing. He is currently senior vice president and chief information officer (CIO) of Global Commercial Cloud Services at Oracle.

“As the market moves to more cloud-based products and services, we felt it was important to round out our Board with this level of knowledge and expertise,” said Mr. Eric Stang, Chairman of the Board at Rambus. “In addition to his extensive experience, Tom brings leadership and perspective that will prove valuable as we continue to execute on our strategic programs. We are pleased to welcome Tom to our Board.”

“The market is moving quickly and clearly cloud-based products and services are set to have a big impact,” noted Fisher. “Rambus is a clear leader in technology development and innovation and I look forward to participating in guiding the organization into the future.”

Prior to joining Oracle, Mr. Fisher served as CIO and vice president of Cloud Computing at SuccessFactors, Inc. where he helped establish the company as a leader in Software as a Service (SaaS) through successful programs. Mr. Fisher spent seven years at Qualcomm where he served as CIO of CDMA Technologies, responsible for developing and delivering the company’s business and engineering solutions. He also served as guest instructor at the UCLA Anderson School of Business as well as the UC-San Diego Grady School of Business. Before Qualcomm, he was vice president and acting chief technology officer (CTO) at eBay, where he was responsible for establishing the company’s technology strategy to support the company’s massive scale and shifting business requirements. Other executive and management roles include serving as chief architect for Gateway Computers and senior manager of Vendor and Software Alliances at IBM. In 2008, Mr. Fisher was honored as San Diego Technology Executive of the Year. Mr. Fisher holds a bachelor of arts degree from the University of North Carolina in Charlotte.

About Rambus Inc.

Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customer’s products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit rambus.com.

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